Exhibit 10.2

PURCHASE AGREEMENT

Cambridge Equities, L.P. (the “Undersigned”), is entering into this Purchase Agreement (the “Agreement”) with NantHealth, Inc. (the “Company”) on December 15, 2016 whereby the Undersigned will purchase (the “Purchase”) the Company’s 5.50% Convertible Senior Notes due 2021 (the “Notes”) having the terms set forth on Exhibit A hereto that will be issued pursuant to the provisions of an Indenture to be dated on or about December 21, 2016 (the “Indenture”) between the Company and U.S. Bank National Association, as Trustee (the “Trustee”).

On and subject to the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

Article I: Purchase of Notes

At the Closing (as defined herein), the Undersigned hereby agrees to purchase and the Company hereby agrees to issue to the Undersigned $10.0 million in aggregate principal amount of Notes (the “Purchased Notes”)

The closing of the Purchase (the “Closing”) shall occur on December 21, 2016, or such other date, not later than the fifth business day thereafter, as the Company and the Undersigned may agree upon in writing. At the Closing, (a) the Undersigned shall deliver or cause to be delivered to the Company cash in an amount equal to the aggregate principal amount of the Purchased Notes in immediately available funds, and (b) the Company shall deliver to the Undersigned the Purchased Notes. Simultaneously with the Closing, the Company may issue Notes to one or more other investors, subject to the terms of the Indenture.

Article II: Covenants, Representations and Warranties of the Undersigned

The Undersigned hereby covenants as follows, and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Company, and all such covenants, representations and warranties shall survive the Closing.

Section 2.1 Power and Authorization. The Holder is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Purchase contemplated hereby.

Section 2.2 Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by the Undersigned and constitutes a legal, valid and binding obligation of the Undersigned, enforceable against the Undersigned in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). This Agreement and consummation of the Purchase will not violate, conflict with or result in a breach of or default under (i) the Undersigned’s organizational documents, (ii) any agreement or instrument to which the Undersigned is a party or by which the Undersigned or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Undersigned.

Section 2.3 Institutional Accredited Investor or Qualified Institutional Buyer. The Undersigned is either (i) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.

Section 2.4 Adequate Information; No Reliance. The Undersigned acknowledges and agrees that (a) the Undersigned has been furnished with all materials it considers relevant to making an investment decision to enter into the Purchase and has had the opportunity to review (and has carefully reviewed) (i) the Company’s filings and submissions with the Securities and Exchange Commission (the “SEC”), including, without limitation, all information filed or furnished pursuant to the Exchange Act (collectively, the “Public Filings”), and (ii) this Agreement (including the exhibits thereto) (the “Materials”), (b) the Undersigned has had a full opportunity to ask questions of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Purchase and the Notes, and to obtain from the Company any information that it considers necessary in making an informed investment decision and to verify the accuracy of the information set forth in the Public Filings and the Materials, (c) the Undersigned has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Purchase and to make an informed investment decision with respect to such Purchase, (d) the Undersigned is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its affiliates or representatives or any other entity or person, except for (A) the Public Filings, (B) the Materials, and (C) the representations and warranties made by the Company in this Agreement, (e) no statement or written material contrary to the Public Filings or the Materials has been made or given to the Undersigned by or on behalf of the Company, and (f) the Undersigned is able to fend for itself in the Purchase, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Notes and has the ability to bear the economic risks of its investment and can afford the complete loss of such investment.

Section 2.5 No Public Market. The Undersigned understands that no public market exists for the Notes, and that there is no assurance that a public market will ever develop for the Notes.

Section 2.6 Investment in the Notes. The Undersigned is acquiring the Notes solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Notes.

Section 2.7 Further Action. The Holder agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or Trustee to be necessary or desirable to complete the Purchase.

Section 2.8 Terms. The terms of the Purchase are the result of bilateral negotiations between the parties.

Article III: Covenants, Representations and Warranties of the Company

The Company hereby covenants as follows, and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Undersigned, and all such covenants, representations and warranties shall survive the Closing.

Section 3.1 Power and Authorization. The Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has the power, authority and capacity to execute and deliver this Agreement and the Indenture, to perform its obligations hereunder and thereunder, and to consummate the sale of Notes contemplated hereby.

Section 3.2 Valid and Enforceable Agreements; No Violations. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. At the Closing, the Indenture, will have been duly executed and delivered by the Company and will govern the terms of the Notes, and the Indenture will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. This Agreement, the Indenture and consummation of the sale of Notes will not violate, conflict with or result in a breach of or default under (i) the charter, bylaws or other organizational documents of the Company, (ii) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company, except for such violations, conflicts or breaches under clauses (ii) and (iii) above that would not, individually or in the aggregate, have a material adverse effect on the financial position, results of operations or prospects of the Company and its subsidiaries taken as a whole or on its performance of its obligations under this Agreement, the Notes or the Indenture or on the consummation of the transactions contemplated thereby.

Section 3.3 Validity of the Holders’ Notes. The Undersigned’s Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to the Undersigned pursuant to the Purchase against delivery of the purchase price therefor in accordance with the terms of this Agreement, the Undersigned’s Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, except that such enforcement may be subject to the Enforceability Exceptions, and the Undersigned’s Notes will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

Section 3.4 Validity of Underlying Common Stock. The Undersigned’s Notes will be convertible into cash and/or shares of common stock, par value $0.0001 per share, of the Company (the “Conversion Shares”) in accordance with the terms of the Indenture. The Conversion Shares have been duly authorized and reserved by the Company for issuance upon conversion of the Undersigned’s Notes. To the extent that the Company elects to deliver Conversion Shares in lieu of cash upon conversion of the Undersigned’s Notes in accordance with the terms of the Undersigned’s Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable, and the issuance of the Conversion Shares will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

Section 3.5 Listing Approval. At the Closing, the Conversion Shares shall be listed on the NASDAQ Global Select Market.

Section 3.7 Terms. The terms of the Purchase are the result of bilateral negotiations between the parties.

Article IV: Miscellaneous

Section 4.1 Entire Agreement. This Agreement and any documents and agreements executed in connection with the Purchase embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.2 Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

Section 4.3 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.

Section 4.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.5 Termination. The Company may terminate this Agreement if there has occurred any breach or withdrawal by the Undersigned or a Holder of any covenant, representation or warranty set forth in Article II. The Undersigned or a Holder may terminate this Agreement if there has occurred any breach or withdrawal by the Company of any covenant, representation or warranty set forth in Article III.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

“UNDERSIGNED”:			“COMPANY”: NANTHEALTH, INC.

/s/ Cambridge Equities, LP
(in its capacities described in the first paragraph hereof)

By:	MP13 Ventures, LLC, its General Partner

By:	/s/ Charles Kenworthy	By:	/s/ Charles Kim

Name:	Charles Kenworthy	Name:	Charles Kim

Title:	Manager	Title:	General Counsel

Signature Page to Purchase Agreement

EXHIBIT A

Pricing Term Sheet	Strictly Confidential

Dated December 15, 2016

NantHealth, Inc.

$100,000,000

(Including $10,000,000 being sold in a separate, concurrent private placement by the Issuer)

5.50% CONVERTIBLE SENIOR NOTES DUE 2021

The information in this pricing term sheet supplements NantHealth, Inc.’s preliminary offering memorandum, dated December 15, 2016 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all documents incorporated by reference therein. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	NantHealth, Inc., a Delaware corporation.

Ticker/Exchange for Issuer’s Common Stock:	“NH”/The NASDAQ Global Select Market.

Notes:	5.50% Convertible Senior Notes due 2021.

Principal Amount:	$90,000,000, plus up to an additional $15,000,000 principal amount pursuant to the initial purchasers’ option to purchase additional Notes.

Affiliated Investor:	An entity affiliated with Dr. Patrick Soon-Shiong, the Issuer’s Chairman and Chief Executive Officer, has agreed to purchase $10,000,000 principal amount of Notes in a separate concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), which is in addition to $90,000,000 principal amount of Notes being sold in this offering.

Notes purchased by such affiliated entity will be issued in certificated form and will be subject to additional transfer restrictions applicable to Notes held by the Issuer’s affiliates as described under “Transfer Restrictions” in the Preliminary Offering Memorandum.

Denominations:	$1,000 and multiples of $1,000 in excess thereof.

Maturity:	December 15, 2021, unless earlier repurchased or converted.

Interest Rate:	5.50% per year.

Interest Payment Dates:	Interest will accrue from December 21, 2016 and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2017.

Interest Record Dates:	June 1 and December 1 of each year, immediately preceding any June 15 or December 15 interest payment date, as the case may be.

Interest Make-Whole Payment:	On or after the date that is one year after the last date of original issuance of the notes, if the last reported sale price of the Issuer’s Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within the five trading days immediately preceding a conversion date is greater than or equal to 120% of the conversion price on each applicable trading day, the Issuer will make an interest make-whole payment (an “interest make-whole payment”) to a converting holder (other than a conversion in connection with a make-whole fundamental change in which the conversion rate is adjusted) equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted. The present values of the remaining interest payments will be computed using a discount rate equal to 2.0%.

The Issuer may pay any interest make-whole payment either in cash or in shares of its Common Stock, at the Issuer’s election. If the Issuer elects to pay any interest make-whole payment in cash it will pay cash in an amount equal to the interest make-whole payment. If the Issuer does not make such election, the payment of any interest make-whole payment shall be in its Common Stock. If the Issuer elects, or is deemed to have elected, to pay any interest make-whole payment by delivering shares of its Common Stock, the number of shares of common Stock a converting holder of notes will receive will be the number of shares that have a value equal to the amount of the interest make-whole payment to be paid to such holder in shares of the Issuer’s Common Stock, divided by the product of (x) 95% and (y) the simple average of the daily VWAP of the Issuer’s Common Stock for the 10 trading days ending on and including the trading day immediately preceding the conversion date.

See “Description of notes—Conversion rights—Interest make-whole payment upon certain conversions” in the Preliminary Offering Memorandum.

Issue Price:	100% of principal, plus accrued interest, if any, from the Settlement Date.

Trade Date:	December 16, 2016.

Settlement Date:	December 21, 2016.

Last Reported Sale Price of Issuer’s Common Stock on December 15, 2016:	$9.71 per share.

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Initial Conversion Rate:	82.3893 shares of Issuer’s Common Stock per $1,000 principal amount of Notes.

Initial Conversion Price:	Approximately $12.14 per share of Issuer’s Common Stock.

Conversion Premium:	Approximately 25.0% above the Last Reported Sale Price of Issuer’s Common Stock on December 15, 2016.

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Jefferies LLC

Lead Manager:	Cowen and Company, LLC

Co-Manager:	Canaccord Genuity, Inc.

CUSIP Number (144A / Regulation S):	630104 AA5

ISIN (144A / Regulation S):	US630104AA56

Use of Proceeds:	Issuer estimates that the aggregate net proceeds from this offering and the concurrent private placement to an affiliated entity will be approximately $96.2 million (or $110.7 million if the initial purchasers exercise their option to purchase additional Notes in full), after deducting fees and estimated expenses. Issuer expects to use the net proceeds from the offering for general corporate purposes, which may include commercializing new solutions and product extensions and potentially pursuing targeted acquisitions. See “Use of proceeds” in the Preliminary Offering Memorandum.

Increase in Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change:

Following the occurrence of a “make-whole fundamental change” (as defined in the Preliminary Offering Memorandum), the Issuer will increase the Conversion Rate for a holder who elects to convert its Notes in connection with such make-whole fundamental change in certain circumstances, as described under “Description of notes—Conversion Rights—Increase in conversion rate upon conversion upon a make-whole fundamental change” in the Preliminary Offering Memorandum.

The following table sets forth the number of additional shares by which the Conversion Rate will be increased per $1,000 principal amount of Notes for conversions in connection with a make-whole fundamental change for each “stock price” and “effective date” set forth below:

	Stock Price
Effective Date	$9.71	$11.00	$12.14	$15.00	$17.50	$20.00	$25.00	$30.00	$35.00	$50.00
December 21, 2016	20.5973	17.1847	14.0627	9.1041	6.5623	4.8628	2.7603	1.4354	0.4885	0.0000
December 15, 2017	20.5973	15.7800	12.6888	7.9827	5.6882	4.1965	2.3793	1.2372	0.4209	0.0000
December 15, 2018	20.5973	13.9598	10.8927	6.5211	4.5606	3.3446	1.8945	0.9846	0.3342	0.0000
December 15, 2019	20.5973	12.1576	8.9530	4.8562	3.2894	2.4022	1.3781	0.7337	0.2731	0.0000
December 15, 2020	20.5973	10.2109	6.5268	2.7341	1.7528	1.2981	0.7782	0.4424	0.2025	0.0000
December 15, 2021	20.5973	8.5198	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table, the number of additional shares by which the Conversion Rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

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•	If the stock price is greater than $50.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described under “Description of notes—Conversion rights—Conversion rate adjustments” in the Preliminary Offering Memorandum), no additional shares will be added to the Conversion Rate.

•	If the stock price is less than $9.71 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described under “Description of notes—Conversion rights—Conversion rate adjustments” in the Preliminary Offering Memorandum), no additional shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate per $1,000 principal amount of Notes exceed 102.9866 shares of Issuer’s Common Stock, subject to adjustment in the same manner as the Conversion Rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments” in the Preliminary Offering Memorandum.

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the offering thereof. This communication does not constitute an offer to sell or the solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Notes and any shares of Issuer’s Common Stock issuable upon conversion of the Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchasers are initially offering the Notes only to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act and to non-U.S. persons outside of the United States in reliance on Regulation S under the Securities Act.

The Notes and any shares of Issuer’s Common Stock issuable upon conversion of the Notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum.

A copy of the Final Offering Memorandum for the offering of the Notes may be obtained by contacting (i) J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; or (ii) Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 547-6340, or by email at prospectus_department@jefferies.com.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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